EXHIBIT 99.1

                                                                                            Contact: Investor Inquiries (505) 468-2341
                                                                                            Media Inquiries (505) 468-4582

Sun Healthcare Group, Inc. Announces Second Quarter Results;

Schedules Conference Call

Irvine, Calif. (August 8, 2003) - Sun Healthcare Group, Inc. (OTC-SUHG.OB) today announced its operating results for its second quarter ended June 30, 2003.

For the quarter ended June 30, 2003, Sun reported total net revenues of $282.6 million and a net loss, before income taxes and discontinued operations, of $9.6 million, compared with total net revenues of $283.1 million and a net loss, before income taxes and discontinued operations of $9.5 million for the three month period ended June 30, 2002. The Company operated 157 long-term and other inpatient care facilities with 16,897 licensed beds on June 30, 2003, as compared with 243 facilities with 27,571 licensed beds on June 30, 2002.

As previously announced, the Company completed the sale of the assets of SunScript Pharmacy Corporation and other pharmacy-related operations on July 15, 2003. Accordingly, results of those businesses have been reclassified as results from discontinued operations. For the quarter ended June 30, 2003, Sun's net revenues net of intersegment eliminations from its ancillary operations, which, as of August 8, 2003 primarily include SunDance Rehabilitation Corporation, CareerStaff Unlimited, SunPlus Home Health Services, Inc. and Shared Healthcare Systems, Inc., increased $1.6 million, from $64.5 million for the three months ended June 30, 2002, to $66.1 million for the same period in 2003. The net segment income, before restructuring costs, gain on sale of assets, income taxes and discontinued operations for those operations, decreased $4.5 million over the same period, from net income of $10.3 million to net income of $5.8 million. This decrease was the result of multiple factors including reimbursement cuts, labor increases and start-up costs associated with new CareerStaff offices. The net revenues and net income for the pharmacy operations, which were not included in the ancillary operations because they were reclassified into discontinued operations, were $65.2 million and $2.5 million, respectively, for the three months ended June 30, 2003.

Net revenues from the long-term and inpatient care operations, which comprised 76.6 percent of Sun's total revenue in the second quarter of 2003, decreased $2.1 million to $216.5 million for the three months ended June 30, 2003, from $218.6 million for the same period in 2002. The net segment loss, before restructuring costs, gain on sale of assets, income taxes and discontinued operations from the long-term and inpatient care operations increased $0.7 million from $0.5 million for the three months ended June 30, 2002, to $1.2 million for the same period in 2003. Sun's inpatient care results of operations were negatively impacted by reductions in Medicare reimbursements of $6.8 million, which were partially offset by a market basket increase of $1.8 million. Without the reimbursement cuts Sun's inpatient care net revenues and net income, before restructuring costs, gain on sale of assets, income taxes and discontinued operations, would have been $221.5 million and $3.8 million, respectively.

Sun's corporate overhead costs for the second quarter of 2003 decreased $6.2 million to $14.0 million from $20.2 million for the same period in 2002. This decrease is due to the Company's efforts to match its corporate infrastructure to the decreasing size of the enterprise as the restructuring of the Company continues.

"Our restructuring of the Company is progressing well, as evidenced by the recent sale of SunScript and the divestiture of ninety-five nursing homes and hospital operations which collectively represent approximately seventy percent of our intended divestitures," said Richard K. Matros, Sun's chairman and chief executive officer. Matros continued, "Many challenges remain, but we are pleased by our progress to this point."

As noted above, on July 15, 2003 Sun sold its pharmacy services business to Omnicare, Inc. for total consideration of up to $90 million in cash, of which $75 million was paid at closing and up to $15 million is payable post-closing, subject to reduction. Proceeds received at the closing of that sale were used to retire the Company's Term Debt as well as to reduce a significant portion of the balance owed by the Company under its Revolving Loan Agreement.

Sun continues to restructure its long-term care facility portfolio to transition certain under-performing facilities to other operators. Pursuant to this initiative, Sun divested 60 facilities between March 31, 2003 and June 30, 2003. Those 60 facilities accounted for $4.0 million in losses during the second quarter of 2003. Sun divested an additional 14 facilities in July 2003 and anticipates that operations of 29 percent of the 143 long-term care facilities currently operated by the Company's subsidiaries may be divested as part of the current restructuring.

"Despite the distractions of the restructuring, our long term care continuing operations improved to where we have been able to offset most of the reimbursements cuts that have hit the industry," said Mr. Matros.

Sun and its subsidiaries have continued to receive funding under their Revolving Loan Agreement, even though the Company continues to be in covenant default of that loan agreement and has not obtained a waiver of those defaults.

Sun's senior management will hold a conference call to discuss the Company's second quarter operating results on Tuesday, August 12, at 12 p.m. EDT / 9 a.m. PDT. To listen to the conference call, dial (877) 516-8526 and refer to Sun Healthcare Group. A recording of the conference call will be available from 1 p.m. EDT on August 12 until midnight EDT on August 19 by dialing (800) 642-1687 and using access code 1809707.

###

Headquartered in Irvine, California, Sun Healthcare Group, Inc. owns many of the country's leading healthcare providers. Through its wholly-owned SunBridge Healthcare Corporation subsidiary and its affiliated companies, Sun's affiliates together operate long-term and postacute care facilities in many states. In addition, the Sun Healthcare Group family of companies provides high-quality therapy, home care and other ancillary services for the healthcare industry.

For further information regarding the Company and the matters reported herein, see the Company's Report on Form 10-K for the year ended December 31, 2002, a copy of which is available at the Company's website at www.sunh.com.

Statements made in this release that are not historical facts may be "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may" and similar expressions. Factors that could cause actual results to differ materially include, but are not limited to, the following: continued funding of the Company by its lenders while the Company remains in default under its loan agreement; the ability to complete asset sales on a timely basis to provide liquidity to complete its restructuring; changes in Medicare and Medicaid reimbursements; efforts of third-party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; further consolidation of managed care organizations and other third-party payors; competition in our business; potential liability for losses not covered by, or in excess of, our insurance; competition for qualified staff in the healthcare industry; our ability to control operating costs, return to profitability and generate sufficient cash flow to meet operational and financial requirements; our ability to complete a restructuring of the Company to create a viable entity; and the potential impact an economic downturn or changes in the laws affecting our business in those markets in which we operate. More information on factors that could affect our business and financial results are included in our Annual Report on Form 10-K for the year ended December 31, 2002, and other public filings made with the Securities and Exchange Commission.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)
	Reorganized Company June 30, 2003	| | |	Reorganized Company December 31, 2002
	(unaudited)	|	(audited)
ASSETS		|
Current assets:		|
Cash and cash equivalents	$ 19,482	|	$ 21,013
Accounts receivable, net	185,510	|	227,929
Inventory	6,314	|	21,846
Other receivables, net	4,804	|	4,762
Assets held for sale	46,946	|	6,333
Restricted cash	79,162	|	76,739
Prepaids and other assets	6,816	|	12,437
Total current assets	349,034	|	371,059
		|
Property and equipment, net	62,828	|	67,714
Notes receivable, net	892	|	1,506
Goodwill, net	3,894	|	3,894
Other assets, net	26,772	|	31,662
		|
	$ 443,420	|	$ 475,835
	===========	|	==========
LIABILITIES AND STOCKHOLDERS' DEFICIT		|
Current liabilities:		|
Current portion of long-term debt	$ 114,114	|	$ 124,183
Accounts payable	50,552	|	63,728
Accrued compensation and benefits	58,910	|	66,723
Accrued self-insurance obligations	97,433	|	116,010
Income taxes payable	13,239	|	12,700
Liabilities held for sale	11,313	|	-
Other accrued liabilities	73,171	|	61,959
Total current liabilities	418,732	|	445,303
		|
Accrued self-insurance obligations, net of current portion	100,571	|	65,876
Long-term debt, net of current portion	65,224	|	72,040
Unfavorable lease obligations	47,161	|	56,526
Other long-term liabilities	7,441	|	23,028
	639,129	|	662,773
		|
Minority interest	280	|	280
		|
Stockholders' deficit:		|
Reorganized Company common stock of $.01 par value, authorized 50,000,000 shares; 9,895,998 and 9,321,020 shares issued and outstanding as of June 30, 2003, and December 31, 2002, respectively.	99	| | |	93
Additional paid-in capital	268,893	|	253,375
Accumulated deficit	(462,821)	|	(437,986)
	(193,829)	|	(184,518)
Less:		|
Unearned compensation	(2,160)	|	(2,700)
Total stockholders' deficit	(195,989)	|	(187,218)
Total liabilities and stockholders' deficit	$ 443,420	|	$ 475,835
	===========	|	=========

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
	Reorganized Company For the Three Months Ended June 30, 2003		Reorganized Company For the Three Months Ended June 30, 2002
		|
		|
Net revenues	$ 282,594	|	$ 283,082
Costs and expenses:		|
Operating costs	263,995	|	259,266
Corporate general and administrative	15,520	|	25,323
Depreciation and amortization	1,933	|	3,869
Provision for losses on accounts receivable	4,098	|	1,300
Interest, net	6,499	|	3,747
Gain on sale of assets, net	(4,226)	|	(951)
Restructuring costs	4,411	|	-
Total costs and expenses	292,230	|	292,554
		| |
Loss before income taxes and discontinued operations	(9,636)	|	(9,472)
Income taxes	240	|	244
		|
Loss before discontinued operations	(9,876)	|	(9,716)
		|
Discontinued operations:		|
(Loss) income from discontinued operations	(1,352)	|	6,753
Loss on disposal of discontinued operations, net	(324)	|	-
(Loss) income from discontinued operations	(1,676)	|	6,753
		|
Net (loss) income	$ (11,552)	|	$ (2,963)
	==========	|	=========
Net (loss) income per common and common equivalent share:		|
Basic and diluted		|
Loss before discontinued operations	$ (.98)	|	$ (.97)
	==========	|	=========
(Loss) income from discontinued operations	(.17)	|	.67
		|
Net loss:	$ (1.15)	|	$ (.30)
	==========	|	=========
Weighted average number of common and common equivalent shares outstanding:		|
Basic and diluted	10,060	|	10,000
	==========	|	=========

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
	Reorganized Company For the Six Months Ended June 30, 2003	| | | | |	Reorganized Company For the Four Months Ended June 30, 2002	| | | | |	Predecessor Company For the Two Months Ended February 28, 2002
		|		|
Net revenues	$ 558,167	|	$ 379,924	|	$ 301,846
Costs and expenses:		|		|
Operating costs	520,922	|	347,366	|	285,116
Corporate general and administrative	36,459	|	33,445	|	15,862
Depreciation and amortization	4,048	|	5,507	|	4,465
Provision for losses on accounts receivable	6,358	|	3,543	|	417
Interest, net	11,077	|	4,940	|	2,672
Gain on sale of assets, net	(4,453)	|	(3,040)	|	-
Restructuring costs	6,229	|	-	|	-
Total costs and expenses	580,640	|	391,761	|	308,532
		| |		| |
Loss before reorganization costs, income taxes, discontinued operations and extraordinary item	(22,473)	| |	(11,837)	| |	(6,686)
Reorganization costs, net	-	|	-	|	(1,483)
		|		|
Loss before income taxes, discontinued operations and extraordinary item	(22,473)	|	(11,837)	|	(5,203)
Income taxes	490	|	317	|	147
		|		|
Loss before discontinued operations and extraordinary item	(22,963)	|	(12,154)	|	(5,350)
		|		|
Discontinued operations:		|		|
(Loss) income from discontinued operations	(1,881)	|	9,993	|	(1,569)
Gain (loss) from disposal of discontinued operations, net	9	|	-	|	(6,070
(Loss) income from discontinued operations	(1,872)	|	9,993	|	(7,639)
		|		|
Loss before extraordinary item	(24,835)	|	(2,161)	|	(12,989)
Extraordinary gain on extinguishment of debt, net	-	|	-	|	1,498,360
		|		|
Net (loss) income	$ (24,835)	|	$ (2,161)	|	$ 1,485,371
	=========	|	=======	|	=======
Net (loss) income per common and common equivalent share:		|		|
Basic and diluted		|		|
Loss before discontinued operations and extraordinary item	$ (2.29)	|	$ (1.22)	|	$ (.09)
	========	|	=======	|	=======
(Loss) income before discontinued operations	(.18)	|	1.00	|	(.12)
Extraordinary item	-	|	-	|	24.53
		|		|
Net (loss) income:	$ (2.47)	|	$ (.22)	|	$ 24.32
	========	|	=======	|	=======
Weighted average number of common and common equivalent shares outstanding:		| |		| |
Basic and diluted	10,040	|	10,000	|	61,080
	========	|	=======	|	=======

Sun Healthcare Group, Inc. and Subsidiaries
Selected Operating Statistics
	Quarter ended
	June 30,
	2003	2002

Number of licensed beds
SNF	16,374	26,918
Hospitals	523	653

Number of facilities
SNF	153	234
Hospitals	4	9

Occupancy %
SNF - same store	88.3	88.6
Hospitals	57.5	56.9

Payor Mix % based on patient days- SNF same store
Medicare	11.5%	11.3%
Medicaid	68.4%	67.7%
Private and other	20.1%	21.0%

Payor Mix % based on patient days- Hospitals
Medicare	73.5%	70.9%
Medicaid	5.7%	5.8%
Private and other	20.8%	23.3%

Payor Mix % based on patient days - Inpatient Services
Medicare	12.1%	11.9%
Medicaid	67.8%	67.1%
Private and other	20.1%	21.0%

Revenue Mix % of revenues - SNF same store
Medicare	25.1%	27.7%
Medicaid	53.6%	50.8%
Private and other	21.3%	21.5%

Sun Healthcare Group, Inc. and Subsidiaries
Selected Operating Statistics
	Quarter ended
	June 30,
	2003	2002

Revenue Mix % of revenues - Hospitals
Medicare	68.2%	64.0%
Medicaid	4.6%	5.0%
Private or Other	27.2%	31.0%

Revenue Mix % of revenues - Inpatient Services
Medicare	27.5%	30.1%
Medicaid	51.8%	49.5%
Private or Other	20.7%	20.4%

Revenues PPD - SNF same store
Medicare (Part A)	$338.75	$372.03
Medicaid	$122.04	$114.24
Private or Other	$146.51	$140.53

Revenues PPD - hospitals
Medicare (Part A)	$946.16	$853.19
Medicaid	$873.52	$869.66
Private or Other	$1,369.94	$1,273.58

Rehab Contracts
Affiliated	172	224
Non-Affiliated	344	316

DSO
Inpatient Services - same store	47	47
Inpatient Services - hospitals	67	64
Rehab	88	190
Home Health	107	112
Staffing	84	74